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                                                                Exhibit 10.17


                            AMENDED AND RESTATED
                            EMPLOYMENT AGREEMENT

     Amended and Restated Employment Agreement dated and effective as of July 1, 1997 (this "AGREEMENT"), between ILLINOIS SUPERCONDUCTOR CORPORATION, a Delaware corporation (with its successors and assigns, referred to as the "COMPANY"), and EDWARD W. LAVES ("LAVES").

                             PRELIMINARY STATEMENT

     Pursuant to an existing Employment Agreement between the Company and Laves dated and effective as of January 1, 1997, Laves is now employed as the executive vice president and chief operating officer of the Company (the "PRIOR AGREEMENT").

     The Company desires to continue to employ Laves, and Laves wishes to continue to be employed by the Company, upon certain terms and conditions not contained in the Prior Agreement, including an extension of the term of Laves's employment. In order to specify such terms and conditions, and extend the term of Laves's employment with the Company, Laves and the Company agree as follows:

                                   AGREEMENT

     Laves and the Company therefore agree as follows:

     1. EMPLOYMENT FOR TERM. The Company hereby employs Laves and Laves hereby accepts employment with the Company for the period beginning on July 1, 1997 and ending on June 30, 1998 (the "TERM"), or upon the earlier termination of the Term pursuant to Section 6 below. The end of the Term for any reason shall end Laves's employment under this Agreement, but shall not terminate Laves' or the Company's other obligations in this Agreement.

     2. POSITION AND DUTIES. Commencing at 5:00 p.m. on July 7, 1997 (the "EFFECTIVE TIME"), and thereafter during the Term, Laves shall serve as president and chief operating officer of the Company. Laves shall also continue to serve as the executive vice president and chief operating officer of the Company until the Effective Time. During the Term, Laves shall also hold such additional positions and titles as the Board of Directors of the Company (the "BOARD") may determine from time to time. During the Term, Laves shall devote substantially all of his business time and best efforts to his duties as an employee of the Company.

     3.  COMPENSATION.

     (a) BASE SALARY. The Company shall continue to pay Laves a base salary, beginning on the first day of the Term and ending on December 31, 1997, of not less than $170,000 per annum, payable at least monthly on the Company's regular pay cycle for professional employees. Effective as of January 1, 1998, and thereafter during the remainder of the Term, Laves' base salary shall be increased to the rate of not less than $190,000 per annum.

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     (b) BONUSES.  Laves shall be eligible to receive bonuses of up to fifty percent (50%) of his base salary for calendar years 1997 and 1998 based on the achievement of performance objectives if and as developed in consultation with Laves by the President and Board of the Company, and if such performance objectives are attained as determined in the sole discretion of the Board.

     (c) OTHER AND ADDITIONAL COMPENSATION. Sections 3(a) and 3(b) establish minimum salary and bonus grant levels for Laves during the Term, and shall not preclude the Board from awarding Laves a higher salary or stock options at any time, nor shall they preclude the Board from awarding Laves bonuses or other compensation in the discretion of the Board.

     4. EMPLOYEE BENEFITS. During the Term, Laves shall be entitled to the employee benefits, including vacation, health and other insurance benefits, and deferred compensation arrangements, made available by the Company to any other employee of the Company.

     5. EXPENSES. The Company shall reimburse Laves for actual out-of-pocket expenses incurred by him in the performance of his services for the Company (in accordance with the Company's policy for such reimbursements applicable to the Company's executive officers on the same terms generally offered to such officers), upon the receipt of appropriate documentation of such expenses.

     6.  TERMINATION.

     (a) GENERAL. The Term shall end immediately upon Laves's death. The Company may end the Term at any time for any reason or no reason, with or without "Cause" (as defined in Section 7(a) below) in the absolute discretion of the Board (but subject to the Company's obligations under this Agreement).

     (b) NOTICE OF TERMINATION. Promptly after it ends the Term, the Company shall give Laves notice of termination, including a statement of whether the termination was for Cause. The Company's failure to give notice under this Section shall not, however, affect the validity of the Company's termination of the Term.

     7.  SEVERANCE BENEFITS.

     (a) "CAUSE" DEFINED. "Cause" means willful malfeasance or willful misconduct by Laves in connection with his employment; Laves' gross negligence in performing any of his duties under this Agreement; Laves' conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; Laves' willful and continuing breach of any written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted

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pursuant to the requirements of any government contract or regulation; or (v)
material and continuing breach by Laves of any of his agreements in this Agreement.

     (b) TERMINATION WITHOUT CAUSE. If the Company ends the Term prior to June 30, 1998, other than for Cause, then the Company shall make the "Severance Payments" (as defined below) to Laves for and during the "Severance Period" (as defined below). The Severance Payment shall be payable in proportionate amounts at least monthly on the Company's regular pay cycle for professional employees and (if the last day of the Severance Period is not the last day of a pay period) on the last day of the Severance Period. Regardless of anything in this Agreement to the contrary, if Laves resigns as a result of a material change, or a related series of changes taken as a whole, in the scope or nature of his responsibilities as president and chief executive officer of the Company after the Effective Time, such change or changes shall be deemed to be a constructive termination of Laves' employment by the Company without Cause for all purposes of this Agreement, including without limitation the obligation of the Company to make the Severance Payments during the Severance Period.

     For purposes of this Agreement: (i) the term "SEVERANCE PAYMENT" means, for the period of 180 days from the commencement of the Severance Period, an amount equal to Laves' base salary in effect on the day prior to the date on which the Severance Period commences, and thereafter during the Severance Period an amount equal to 50% of Laves' base salary in effect at the time the Severance Period commenced; and (ii) the term "SEVERANCE PERIOD" means the period commencing on the day following the date of termination of Laves' employment with the Company and ending on the second anniversary of the date of termination, subject to earlier termination as of the date that Laves commences full time employment with any other person or entity.

     Laves agrees that during the Severance Period he shall endeavor to render reasonable advisory and consulting services to the Company with respect to matters pertaining to the business of the Company as the Board of Directors or the then Chairman of the Board may reasonably request in writing, provided that the Company acknowledges and agrees that Laves shall be obligated to perform such services only to the extent that Laves determines in his discretion that such services shall not interfere with the conduct of Laves's then current business and personal affairs at the time of any such request. The Company shall pay all reasonable out-of-pocket expenses incurred by Laves in the performance of such advisory and consulting services.

     (c) TERMINATION FOR ANY OTHER REASON. If the Company ends the Term for Cause, or, subject to the first paragraph of Section 7(b) above, if Laves resigns as an employee or officer of the Company, or if Laves dies, then the Company shall have no obligation to pay Laves any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law, be forfeited immediately upon the end of the Term.

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     (d) OPTION MATTERS.  If the Company ends the Term without Cause, the
Company and Laves agree that notwithstanding any term or provision of any agreement between Laves and the Company to the contrary, (i) all options held by Laves to acquire shares of the common stock of the Company at the time of termination shall immediately become vested, and shall be immediately exercisable by Laves or his personal representative, and (ii) Laves (or his personal representative, as the case may be) shall have the right to exercise such vested options, and all other options previously vested in Laves prior to the date of termination, for a period of 365 days following such end of the Term. Laves and the Company agree that except as set forth above, all option agreements referred to above shall remain in full force and effect in accordance with their terms.

     8. CONFIDENTIALITY, OWNERSHIP, AND COVENANTS OF NON-COMPETITION AND NON-SOLICITATION.

     (a) "COMPANY INFORMATION" AND "INVENTIONS" DEFINED. "COMPANY INFORMATION" means all information, knowledge or data of or pertaining to (i) the Company, and (ii) any other person, firm, corporation or business organization with which the Company may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters). "INVENTIONS" collectively refers to any and all inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques regarding any of the foregoing.

     (b) CONFIDENTIALITY. Except as provided in the next two sentences, Laves covenants and agrees that all Company Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Company may otherwise expressly authorize by action of the Board. In the event that Laves is requested in a judicial, administrative or governmental proceeding to disclose any of the Company Information, Laves will promptly so notify the Company so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Company Information is required, Laves may furnish the material so required to be furnished, but Laves will furnish only that portion of the Company Information that legally is required.

     (c) OWNERSHIP. Laves hereby assigns to the Company all of Laves' right (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Laves, either alone or jointly with others, during the course of the performance of services for the Company. Laves shall also assign to, or as directed by, the Company, all of Laves's right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government by a contract between the Company and the United States government or any of its agencies. The provisions of Sections 8(a), 8(b) and this Section 8(c) are not

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intended to supersede or limit the effect of any prior confidentiality or proprietary rights agreements previously executed by Laves.

     (d) PERIOD DEFINED. "NON-COMPETITION PERIOD" means the period beginning on the day following the date of termination of Laves' employment with the Company and ending on the second anniversary of the day following the date of termination of Laves' employment with the Company.

     (e) COVENANTS OF NON-COMPETITION AND NON-SOLICITATION. Laves acknowledges that his services pursuant to this Agreement are unique and extraordinary, that the Company will be dependent upon Laves for the development and growth of its business and related functions, and that he will continue to develop personal relationships with significant customers of the Company and to have control of confidential information concerning, and lists of customers of, the Company. Laves further acknowledges that the business of the Company is international in scope and cannot be confined to any particular geographic area of the United States. For the foregoing reasons, Laves covenants and agrees that during the Non-Competition Period Laves shall not, directly or indirectly, engage in, be financially interested in, represent, render any advice or services to, or be employed by, any other business (conducted for profit or not for profit) that is engaged in the development or production of (i) high temperature superconducting materials, (ii) radio frequency filter devices, or (iii) fault current limiter devices, in any such case for or related to uses which are or could reasonably deemed to be competitive with the current or currently contemplated business of the Company in the world. For the reasons acknowledged by Laves at the beginning of this Section , Laves additionally acknowledges, covenants, and agrees that, during the Non-Competition Period, Laves shall not, directly or indirectly, whether on his own behalf or on behalf of any other person or entity, in any manner (A) solicit the business of or otherwise contact in any commercial capacity any person or entity that is, or is reasonably anticipated to become, at the date of termination to become, a customer, supplier, or contractor of the Company for the purpose of obtaining business of the type performed by the Company, or (B) solicit for employment any persons who were officers or employees of the Company upon the date of termination of his employment hereunder, or at any time during a ninety-day period preceding such date, or aid any competitive business organization in any attempt to hire any such officers or employees of the Company. Notwithstanding the foregoing, this Section (e) shall terminate and be of no further force or effect if the Company fails to make any payment or otherwise perform any obligation owed to Laves pursuant to Sections 3, 4, 5 and 7(b) above.

     (f) EQUITABLE REMEDIES. Laves acknowledges, covenants and agrees that, in the event he shall violate any provisions of this Section 8, the Company will not have an adequate remedy at law and will therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding without the necessity of posting any bond of any kind whatsoever, and without prejudice to any other remedies that may be available at law or in equity. The foregoing restrictions shall not preclude Laves from the ownership of not more than three percent (3%) of the voting


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securities of any corporation whose voting securities are registered under
Section 12(g) of the Securities Exchange Act of 1934, even if its business competes with that of the Company.

     9.  SUCCESSORS AND ASSIGNS.

     (a) LAVES. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Laves may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. Except as contemplated in Section 7(d) above, Laves shall not have any power of anticipation, alienation or assignment of the payments contemplated by this Agreement, all rights and benefits of Laves shall be for the sole personal benefit of Laves, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Laves. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Laves and his personal representatives, distributees and legatees.

     (b) THE COMPANY. This Agreement shall be binding upon the Company and inure to the benefit of the Company and of its successors and assigns, including (but not limited to) any corporation that may acquire all or substantially all of the Company's assets or business or into or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect in the event that the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets. The Company's obligations under this Agreement shall cease, however, if the successor to, the purchaser or acquiror either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company's obligations under this Agreement (and deliver an executed copy of such assumption to Laves), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

     10. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties concerning Laves's employment with the Company and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Laves and the Company relating to the subject matter of this Agreement. All prior employment agreements, including the Prior Agreement, between the Company and Laves shall remain in full force and effect with respect all matters addressed in such prior employment agreements occurring on or before the effective date of this Agreement.

     11. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Laves and by a duly authorized officer of the Company other that Laves. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

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     12. NOTICES.  All notices, demands or other communications of any kind to be given or delivered under this Agreement shall be in writing and shall be deemed to have been properly given if (a) delivered by hand, (b) delivered by a nationally recognized overnight courier service, (c) sent by registered or certified United States Mail, return receipt requested and first class postage prepaid, or (d) facsimile transmission followed by a confirmation copy delivered by a nationally recognized overnight courier service. Such communications shall be sent to the parties at their respective addresses as follows:

If to Laves:          Edward Laves
                      622 North Elmwood Avenue
                      Oak Park, IL  60302

If to the Company:    Illinois Superconductor Corporation
                      451 Kingston Court
                      Mount Prospect, Illinois 60056
                      Attention:  Chief Executive Officer

with a copy to:       Bruce A. Zivian
                      Eilenberg & Zivian
                      30 N. LaSalle Street, Suite 2900
                      Chicago, Illinois  60602



Either party may change such address for delivery to the other party by delivery of a notice in conformity with the provisions of this section specifying such change. Notice shall be deemed to have been properly given (i) on the date of delivery, if delivery is by hand, (ii) three (3) days after the date of mailing if sent by certified or registered mail, (iii) one (1) day after date of delivery to the overnight courier if sent by overnight courier, or (iv) the next business day after the date of transmission by facsimile.

     13. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Laves that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

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     14. SURVIVORSHIP.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     15. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

     16. WITHHOLDING TAXES. All salary, benefits, reimbursements and any other payments to Laves under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

     17. APPLICABLE LAW: JURISDICTION. The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against Laves with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of Illinois, as the Company may elect in its sole discretion, and Laves hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

     18. INTERPRETATION AND CONSTRUCTION. Each of the parties to this Agreement has been represented by their own counsel, each has reviewed and approved this Agreement as executed, and neither party shall be charged with the responsibility of having drafted any provision of this Agreement so as to cause any rule of strict construction to be applied against such party.




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     IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first above written.




                              ILLINOIS SUPERCONDUCTOR CORPORATION


                              By:  /s/ Ora E. Smith
                                   -----------------------------------
                                   Ora E. Smith
                                   President


                                   /s/ Edward K. Laves
                                   -----------------------------------
                                   EDWARD LAVES




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